EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

For More Information, Contact:	March 6, 2006
Susan D. Presutti
The Simsbury Bank & Trust Company
(860) 408-5493
(860) 408-4679 (fax)
spresutti@simsburybank.com

Simsbury Bank Completes

Holding Company Reorganization

SIMSBURY, CT. - March 6, 2006 - The Simsbury Bank & Trust Company is pleased to announce that it has completed its reorganization into a holding company structure on March 2, 2006. As a result of that reorganization, the Bank is now wholly-owned by SBT Bancorp, Inc. Under the plan of reorganization, stock certificates representing shares of common stock of the Bank now represent the right to receive an equal number of shares of the common stock of SBT Bancorp. Existing certificates for shares of the common stock of the Bank need not be exchanged for new certificates of SBT Bancorp.

In connection with the reorganization, SBT Bancorp will succeed to the registration of the Bank’s securities and begin to file reports with the Securities and Exchange Commission. In addition, commencing on March 7, 2006, shares of SBT Bancorp common stock will be quoted on the OTC Bulletin Board under the symbol SBTB.

The Simsbury Bank & Trust Company is a locally-controlled, customer-friendly commercial bank, for businesses and consumers, with approximately $200 million in assets. The Bank serves customers through full-service offices in Simsbury, Avon, Canton and Granby, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide, and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The stock of SBT Bancorp, Inc., the Bank’s parent company, is traded over-the-counter under the ticker symbol OTCBB: SBTB. Visit the Bank’s website at www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Bank, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

###